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                                                                       Exhibit 5

          APPLICATION TO THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK

CONTRACTHOLDER: Trustees or Successor Trustees of the ABC Company Nonqualified
                Retirement Savings Plan
                New York, New York

CONTRACT NO: NQK-77777

The Contractholder hereby applies to The Mutual Life Insurance Company of New York for the coverage provided by this Contract.

The terms of this Contract, including any riders forming a part thereof, are hereby approved and accepted by the Contractholder.

It is agreed that this application supersedes any previous application made by the Contractholder for this coverage.

DATED AT: ___________________________

DATE: _______________, l9__________


BY:
    ---------------------------------
             (Signature)

-------------------------------------
           (Name and Title)

                                        (STAMP)


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